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                                                                      Exhibit 21

                              LIST OF SUBSIDIARIES
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

                                                 State of
Name                                             Incorporation         Parent Entity
----                                             -------------         -------------
Student Loan Xpress, Inc.                        Delaware              Education Lending Group, Inc.

Education Lending Services, Inc.                 Delaware              Education Lending Group, Inc.
(formerly Grad Partners, Inc.)

Education Funding Resources, LLC                 Delaware              Education Lending Services, Inc.
(formerly Grad Partners Premier, LLC)

Education Funding Capital I, LLC                 Delaware              Education Lending Services, Inc.

Education Funding Capital Trust - I              Delaware              Education Funding Capital I, LLC

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